Exhibit 10.3

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 22, 2017, by and among VINCE, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors party thereto, BANK OF AMERICA, N.A., as administrative agent and as collateral agent (in such capacities, including any successor thereto, the “Agent”) under the Loan Documents, and each lender party hereto (collectively, the “Lenders” and individually, each a “Lender”).

WHEREAS:

A.The Borrower, the Guarantors, the Agent, and the Lenders are parties to that certain Credit Agreement dated as of November 27, 2013 (as amended by that certain First  Amendment to Credit Agreement dated as of June 3, 2015, and as further amended hereby, and as may be further amended, restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders agreed, subject to the terms and conditions thereof, to extend credit and make certain other financial accommodations available to the Borrower; and

B.The Borrower and the Guarantors have requested that the Agent and the Lenders effect certain amendments to the Credit Agreement in order to, among other things, increase Availability by agreeing to lend against certain letters of credit issued for the benefit of the Agent as credit support for the Obligations as more specifically set forth herein, and the Agent and the Lenders agree to effect such amendments to the Credit Agreement on the terms and conditions  set forth herein,

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows:

1.DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

2.AMENDMENTS TO CREDIT AGREEMENT.

(a)Additional Definitions. Section 1.01 of the Credit Agreement is hereby amended to include, in addition and not in limitation, the following definitions in proper alphabetical order:

(i)“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

(ii)“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

(iii)“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the target of any comprehensive Sanction.

(iv)“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

(v)“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

(vi)“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

(vii)“Eligible L/C” shall have the meaning specified in the L/C Letter Agreement.

(viii) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

(ix)“L/C Letter Agreement” means that certain Letter Agreement dated as of the Second Amendment Effective Date entered into by and among Vince, LLC as the account party, the Agent, and the Loan Parties, as may be amended, modified, or supplemented from time to time.

(x)“L/C Reserve” means a Reserve as may be established from time to time by the Agent in its Permitted Discretion to the extent that the outstanding Credit Extensions exceed one hundred percent (100%) of (a) the face amount of Eligible Trade Receivables of the Loan Parties plus (b) the face amount of Eligible Credit Card Receivables of the Loan Parties plus (c) the Appraised Value of Eligible Inventory of the Loan Parties multiplied by the Cost of such Eligible Inventory, net of Inventory Reserves.

(xi) “Sanction(s)” means any economic sanctions administered or enforced by any Governmental Authority of the United States, Canada or the European Union (including, without limitation, OFAC, the United States Department of State, Foreign Affairs and International Trade Canada or the Department of Public Safety Canada or Her Majesty’s Treasury (“HMT”)).

(xii)““Second Amendment” means the Second Amendment to Credit Agreement dated and effective as of the Second Amendment Effective Date, by and among the Borrower, the Guarantors, the Agent and the Lenders.”

(xiii)““Second Amendment Effective Date” means June 21, 2017.”

(xiv)“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b)Amended Definitions. Section 1.01 of the Credit Agreement is hereby further amended as follows:

(i)The definition of “Applicable Margin” is hereby amended by deleting the pricing grid and inserting the following grid in its stead:

Level	Average Daily Excess Availability	LIBOR Margin	Base Rate Loan Margin
I	Greater than 40% of the Aggregate Commitments	1.75%	0.75%
II	Greater than or equal to 20% of the Aggregate Commitments but less than or equal to 40% of the Aggregate Commitments	2.00%	1.00%
III	Less than 20% of the Aggregate Commitments	2.25%	1.75%

(ii)The definition of “Availability Reserves” is hereby amended by deleting “and” before clause (xvi) and inserting a new clause (xvii) after clause (xvi) and before the proviso as follows:

“and (xvii) the L/C Reserve;”

(iii)The definition of “Borrowing Base” is hereby deleted in its entirety and the following is substituted in its stead:

“Borrowing Base” means, at any time of calculation, an amount equal to (but not less than zero):

(a)the face amount of Eligible Trade Receivables of the Loan Parties multiplied by 85%;

plus

(b) the face amount of Eligible Credit Card Receivables of the Loan Parties multiplied by 90%;

plus

(c)90% multiplied by the Appraised Value of Eligible Inventory of the Loan Parties multiplied by the Cost of such Eligible Inventory, net of Inventory Reserves;

Plus

(d)from the Second Amendment Effective Date and continuing for so long as such Eligible L/C is in effect, 100% of the amount for which the Eligible L/C must be honored after giving effect to any draws against same;

Plus

(e)100% of Eligible Cash On Hand, in an aggregate amount of up to $5,000,000; provided, that Eligible Cash On Hand included in the Borrowing Base may not be withdrawn from the Qualified Account, thereby reducing the Borrowing Base, unless and until the Borrower furnishes the Agent with (x) notice of such intended withdrawal, (y) a Borrowing Base Certificate as of the date of such proposed withdrawal reflecting that, after giving effect to such withdrawal, no Overadvance exists or would result from such withdrawal and (z) a certificate of a Responsible Officer on behalf of the Parent certifying that no Default or Event of Default shall have occurred and be continuing at the time of such withdrawal or would result therefrom;

minus

(e)the then amount of all Availability Reserves relating to the Loan Parties.”

(iv)The definition of “Capital Expenditures” is hereby amended by deleting “other than Specified Equity Contributions and” where it appears therein.

(v)The last sentence in the definition of “Consolidated EBITDA” is hereby deleted in its entirety.

(vi)The definition of “Covenant Compliance Event” is hereby deleted in its entirety and the following is substituted in its stead:

“Covenant Compliance Event” means that Excess Availability at any time is less than the greater of (a) twelve and one half (12.5%) percent of the Adjusted Loan Cap and (b) $5,000,000.  For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing until Excess Availability has exceeded the amounts set forth above for thirty (30) consecutive days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement.  The termination of a Covenant Compliance Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

(vii)The definition of “Defaulting Lender” is hereby amended by inserting the following clause (d)(iv) thereto:

“(d)(iv) become the subject of a Bail-In Action;”

(viii)The definition of “Eligible Cash on Hand” is hereby deleted in its entirety and the following is substituted in its stead:

“Eligible Cash on Hand” means cash or Cash Equivalents owned by Parent, which are (a) available for use by Parent, without condition or restriction, (b) free and clear of any pledge or other Lien (other than Liens permitted pursuant to clauses (h), (v), (x), (z) and (ee) of Section 7.01 of the Credit Agreement), (c) subject to the first priority perfected security interest of Agent (subject to Liens permitted pursuant to clauses (v), (x) and (z) of Section 7.01 of the Credit Agreement), (d) in a Qualified Account, (e) for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or Cash Equivalents held in such Qualified Account as of the applicable date of the calculation of Availability by Agent.

(ix)The definition of “Eligible Trade Receivables” is hereby amended by deleting clause (d) thereof in its entirety and inserting the following in its stead:

“(d)Except as set forth in the proviso hereto, all Accounts owed by an account debtor and/or its Affiliates together exceed fifteen percent (15%) (or any other percentage now or hereafter established by the Agent for any particular account debtor) of the amount of all Accounts at any one time (the “Concentration Limit”) (but the portion of the Accounts not in excess of the applicable percentage may be deemed Eligible Trade Receivables, in the Agent’s Permitted Discretion), provided that the Concentration Limit for Accounts due from (x) Nordstrom shall equal (A) sixty percent (60%) from the Second Amendment Effective Date through and including July 31, 2017 and (B) forty percent (40%) at all times thereafter, (y) Saks Fifth Avenue shall equal thirty percent (30%) and (z) Neiman Marcus shall equal twenty percent (30%);”

(x)The definition of “Embargoed Person” is hereby amended by inserting “comprehensive” directly before “sanctions program.”

(xi)The definition of “Equity Issuance” is hereby amended by deleting “, other than any Specified Equity Contribution” at the end thereof.

(xii)The definition of “LIBOR Rate” is hereby deleted in its entirety and the following is substituted in its stead:

“(a)for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to (i) to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits with a term of one month commencing that day; or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

(c)if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.”

(xiii)The definition of “Maturity Date” is hereby deleted in its entirety and the following is substituted in its stead:

“Maturity Date” means the earlier of (a) the later of (i) June 3, 2020 and (ii) with respect to any Lender which participates in any Extension Series pursuant to Section 2.17, such extended maturity date relating to such Extension Series as determined pursuant to such Section 2.17 (such later date, the “Revolving Maturity Date”) and (b) in the event that there are outstanding obligations under the Term Facility on the date 120 days prior to the then scheduled maturity date under such Term Facility (solely in the case that the then scheduled maturity date is earlier than the Revolving

Maturity Date), the “Maturity Date” shall be the date that is 120 days prior to the then scheduled maturity date of the obligations under such Term Facility.

(xiv)The definition of “Monthly Reporting Event” is hereby deleted in its entirety.

(xv)The definition of “Qualified Account” is hereby deleted in its entirety and the following is substituted in its stead:

“Qualified Account” means any investment or deposit account maintained by Parent with the Agent or an Affiliate of the Agent specifically and solely used for purposes of holding such Eligible Cash On Hand and which account is subject to a Blocked Account Agreement.

(xvi)The definition of “Specified Equity Contribution” is hereby deleted in its entirety.

(xvii)The definition of “Trigger Amount” is hereby deleted in its entirety and the following is substituted in its stead:

“Trigger Amount” means, (a) from the Second Amendment Effective Date through and including August 15, 2017, the greater of (x) twelve and one half percent (12.5%) of the Adjusted Loan Cap in effect on such date and (y) $5,000,000 and (b) at all times after August 15, 2017, the greater of (x) fifteen percent (15%) of the Adjusted Loan Cap in effect on such date and (y) $6,000,000.

(c)New Section 5.26. The following new provision is hereby added to the Credit Agreement as Section 5.25.

“Section 5.26EEA Financial Institution.  No Loan Party is an EEA Financial Institution.”

(d)Amendment to Section 6.01(c).  Section 6.01(c) of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“(c)as soon as available, but in any event not later than 30 days (or in the case of a Fiscal Month that is also a Fiscal Quarter end, 45 days, and in the case of the last Fiscal Month of each Fiscal Year, 60 days) after the end of each Fiscal Month of each Fiscal Year of the Parent, the unaudited consolidated balance sheet of the Parent, Holdings, the Borrower and its Restricted Subsidiaries as at the end of such Fiscal Month and the related unaudited consolidated statements of income and of cash flows for such Fiscal Month and the portion of the Fiscal Year through the end of such Fiscal Month, setting forth in each case in comparative form (i) the figures as of the end of and for the corresponding period in the previous Fiscal Year, and (ii) the figures for such period set forth in the projections delivered pursuant to Section 6.02(d) hereof, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes); and”

(e)Amendment to Section 6.02.  Section 6.02 of the Credit Agreement shall be amended by (i) deleting the “and” after clause (h) therein, (ii) deleting the period at the end of clause (i) therein and substituting therefor “; and”, and (iii) adding the following new clause:

“(j)commencing with the week ending on August 4, 2017, a rolling thirteen week cash flow forecast, which such forecast shall be delivered within three (3) Business Days’ after the end of the immediately preceding week.”

(f)Amendment to Section 6.10(b).  Section 6.10(b) of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“(b)Upon the request of the Agent after reasonable prior written notice, permit the Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agent to conduct commercial finance examinations and inventory appraisals, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves.  Subject to the immediately succeeding sentence, the Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Agent and such professionals with respect to such examinations and inventory appraisals.  The Agent may conduct (A) two (2) commercial finance examinations and two (2) inventory appraisals in any twelve month period at the Borrower’s expense, provided that, in the event that Excess Availability is less than 25% of the Adjusted Loan Cap for longer than three (3) consecutive Business Days, the Agent may undertake three (3) commercial finance examinations and three (3) inventory appraisals in any twelve month period at the Borrower’s expense, and (B) additional commercial finance examinations and inventory appraisals as the Agent may require in its reasonable discretion if a Specified Event of Default has occurred and is continuing, at the expense of the Borrower.”

(g)Amendment to Section 7.01.  The following new clause (ff) is added to Section 7.01 of the Credit Agreement, the “and” at the end of clause (dd) is deleted, and the period at the end of clause (ee) is replaced by “; and”:

“(ff)the obligations of Vince, LLC as account party to Bank of Montreal as issuing bank in connection with the Eligible L/C may be secured so long as such Liens are subject to an intercreditor agreement on terms satisfactory to the Agent.”

(h)Amendment to Section 7.18.  Section 7.18 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“7.18Financial Covenant.  Minimum Excess Availability.  At all times, Excess Availability shall not be less than the greater of (i) twelve and one half percent (12.5%) of the Adjusted Loan Cap in effect on such date and (ii) $5,000,000.

(i)New Section 7.20. The following new provision is hereby added to the Credit Agreement as Section 7.20.

“Section 7.20.Sanctions.  Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the target of Sanctions, that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Agent, Issuer, Swing Loan Lender, or otherwise) of Sanctions.”

(j)Amendment to Section 8.01(b).  Section 8.01(b) is hereby amended and restated in its entirety as follows:

“(b)Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Sections 6.01(a), 6.01(b), 6.02(b), 6.03(a), 6.05(a)(i) or Article VII, (ii) Section 6.02(c) (after a two (2) Business Day grace period), (iii) Section 6.01(c) (after a five (5) Business Day grace period), (iv) Sections 6.07, 6.10(b) or 6.12), or (v) the L/C Letter Agreement, provided that, if (A) any such Default described in this clause (b)(iv) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Agent’s Liens on the Collateral, such Default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default; or”

(k)New Section 8.01(m).  The following new provision is hereby added to Section 8.01 of the Credit Agreement as section 8.01(m), and the period at the end of Section 8.01(l) shall be replaced by “; or”:

“Termination of L/C Letter Agreement.  The termination of the L/C Letter Agreement other than in accordance with Section 17 thereof or without the consent of the Agent.”

(l)New Section 10.28. The following new provision is hereby added to the Credit Agreement as Section 10.28.

“Section 10.28. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”

3.Consent with respect to the Term Facility.  The Agent and the Lenders hereby acknowledge and agree to the following with respect to the Term Facility:

(a)Notwithstanding anything in the Credit Agreement to the contrary, including Section 7.07(c), the Agent and Lenders hereby consent to the prepayment of term loans under the Term Facility with Rights Offering Proceeds (as defined in the L/C Letter Agreement) in an aggregate principal amount not to exceed $9,000,000; provided, (i) such prepayment is made within 30 days of the Borrower’s receipt of such Rights Offering Proceeds, (ii) no Default or Event of Default has occurred before and after giving effect to such prepayment, and (iii) before or concurrently therewith, the outstanding principal amount of Loans shall be repaid with Rights Offering Proceeds in an amount equal to $15,000,000, provided further, that any amount of Rights Offering Proceeds in excess of the $9,000,000 term loan prepayment and the $15,000,000 Loan repayment shall be deposited in a Blocked Account subject to a Blocked Account Agreement and such amounts may be used for working capital and general corporate purposes in accordance with the terms and conditions of the Credit Agreement.

(b)Notwithstanding anything in the Credit Agreement to the contrary, including the conditions set forth in the definition of “Permitted Amendment or Refinancing,” (x) the increase in each level set forth in the “Applicable Margin” (as defined in the credit agreement evidencing the Term Facility (the “Term Loan Credit Agreement”)) by not more than 200 basis points with respect to each respective level from those set forth in the Term Loan Credit Agreement in effect immediately prior to the date hereof, (y) the payment of a fee paid to consenting lenders under the Term Loan Credit Agreement in connection with a proposed amendment to the Term Loan Credit Agreement, provided, such fee does not exceed 50 bps times the amount of Term Loans (as defined in the Term Loan Credit Agreement) held by such consenting lenders, and (z) an increase to scheduled amortization of the Term Loans (as defined in the Term Loan Credit Agreement) commencing with the amortization payment for the quarter ending on or around January 31, 2018 in the amount of $3,000,000 and any quarterly payment thereafter, each in the amount of $2,000,000 due and payable on the last day of each fiscal quarter (the “Amortization Payment”); provided a condition under the Term Loan Credit Agreement to such amortization payment being permitted to be made is that on a pro forma basis immediately before and after giving effect to such payment, Borrower shall have Availability of not less than $15,000,000 and Borrower shall deliver to the Agent a certificate certifying compliance with such Availability requirement (“Amortization Payment Conditions”).  If any Amortization Payment cannot be paid as and when due as a result of the Borrower’s inability to satisfy the Amortization Payment Conditions, each such Amortization Payment shall be rolled forward for up to two (2) quarters.  The Borrower may make such deferred Amortization Payments in subsequent quarters upon satisfaction of the Amortization Payment Conditions.  The Borrower may pay any deferred Amortization Payments with proceeds of Subordinated Indebtedness, without requirement to satisfy the Amortization Payment Conditions.

4.Representations and Warranties. Each of the Guarantors and the Borrower represents and warrants to the Agent and the Lenders that:

(a)the representations and warranties set forth in the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on the Second Amendment Effective Date, as if made on and as of the Second Amendment Effective Date and as if each reference therein to “this Agreement” or the “Credit Agreement” or the like includes reference to this Amendment and the Credit Agreement as amended hereby (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date); provided, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and

(b)after giving effect to this Amendment, no Default or Event of Default exists as of the Second Amendment Effective Date.

5.CONDITIONS PRECEDENT. The amendments and consents set forth in this Amendment shall not be effective until each of the following conditions precedent are satisfied in a manner satisfactory to the Agent:

(a)receipt by the Agent of a copy of this Amendment, duly authorized and executed by Guarantors, the Borrower and each Lender;

(b)receipt by the Agent of the L/C Letter Agreement, duly authorized and executed by Vince, LLC as the account party and the Loan Parties;

(c)receipt by the Agent of the original Eligible L/C from Vince, LLC;

(d)receipt by the Agent of all fees and expenses required to be paid hereunder and, to the extent invoiced at least one (1) Business Day prior to the Second Amendment Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of Choate, Hall & Stewart LLP, counsel to the Agent required to be reimbursed or paid by the Loan Parties pursuant to the terms of Section 10.04 of the Credit Agreement; and

(e)after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing, nor shall any Default or Event of Default result from the consummation of the transactions contemplated herein.

6.EFFECT ON LOAN DOCUMENTS.  As amended hereby, the Credit Agreement and the other Loan Documents shall be and remain in full force and effect in accordance with their terms and hereby are ratified and confirmed by each of the Guarantors and the Borrower in all respects. The execution, delivery, and performance of this Amendment shall not operate as a waiver of any right, power, or remedy of the Agent or the Lenders under the Credit Agreement or the other Loan Documents. Each of the Guarantors and the Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, all of its respective obligations and liabilities under the Loan Documents to which it is a party, as such obligations and liabilities have been amended by this Amendment, are reaffirmed and remain in full force and effect. After giving effect to this Amendment, each of the Guarantors and the Borrower reaffirms each Lien granted by it to the Agent for the benefit of the Lenders under each of the Loan Documents to which it is a party, which Liens shall continue in full force and effect during the term of the Credit Agreement, and shall continue to secure the Obligations (after giving effect to this Amendment), in each case, on and subject to the terms and conditions set forth in the Credit Agreement and the other Loan Documents.

7.NO NOVATION; ENTIRE AGREEMENT. This Amendment is not a novation or discharge of the terms and provisions of the obligations of the Borrower and Guarantors under the Credit Agreement and the other Loan Documents. There are no other understandings, express or implied, among the Guarantors, the Borrower, the Agent and the Lenders regarding the subject matter hereof or thereof.

8.GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT

AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY,

AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.COUNTERPARTS; ELECTRONIC EXECUTION. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or other electronic transmission also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

10.CONSTRUCTION. This Amendment and the Credit Agreement shall be construed collectively and in the event that any term, provision or condition of any of such documents is inconsistent with or contradictory to any term, provision or condition of any other such document, the terms, provisions and conditions of this Amendment shall supersede and control the terms, provisions and conditions of the Credit Agreement. Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof’ or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof’ or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

11.MISCELLANEOUS. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

VINCE, LLC, as the Borrower

By: /s/ David Stefko

Name: David Stefko

Title: Chief Financial Officer

VINCE INTERMEDIATE HOLDING, LLC,
as a Guarantor

By: /s/ David Stefko

Name: David Stefko

Title: Chief Financial Officer

VINCE HOLDING CORP.,
as a Guarantor

By: /s/ David Stefko

Name: David Stefko

Title: Chief Financial Officer

[Signature Page to Second Amendment to Credit Agreement]

BANK OF AMERICA, N.A.,
as Agent

By: /s/ Mattew Potter

Name: Matthew Potter

Title: Vice President

BANK OF AMERICA, N.A.,
as Lender, Swing Line Lender and L/C Issuer

By: /s/ Mattew Potter

Name: Matthew Potter

Title: Vice President

[Signature Page to Second Amendment to Credit Agreement]